As filed with the Securities and Exchange Commission on December 4, 1995.

                                                REGISTRATION NO. 33-
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                            ______________________
                                   FORM S-3
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ___________________
                              ChASE CORPORATION
            (Exact name of registrant as specified in its charter)

            Massachusetts                    11-1797126
            (State or other                  (I.R.S. Employer
             jurisdiction                     identification
             of incorporation or              number)
             organization)

    50 Braintree Hill Park, Braintree, Massachusetts, 02184 (617) 848-2810 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ______________________
                                PETER R. CHASE
                    President and Chief Executive Officer
                              Chase Corporation
                            50 Braintree Hill Park
                        Braintree, Massachusetts 02184
                                (617) 848-2810
   (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               with copies to:
                          GEORGE M. HUGHES, ESQUIRE
                                Palmer & Dodge
                              One Beacon Street
                         Boston, Massachusetts 02108
                                (617) 573-0221
                            ______________________
       Approximate date of commencement of proposed sale to the public:
  From time to time after the effective date of this Registration Statement.
                            ______________________
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]
                         Page 1 of 14 Sequential Pages
                        Exhibit Index appears on Page 12



                        CALCULATION OF REGISTRATION FEE

Title of each        Amount to    Proposed    Proposed     Amount of
  class of              be        maxium      maxium       registration
securities to be     registered   offering    aggregate      fee
registered                        price per   offering
                                   share(1)    price
Common Stock,         265,000     $4.53125    $1,200,781   $414.07
$0.10 par value       shares
(1) Estimated solely for the purpose of determining the registration fee and computed pursuant to Rule 457(c), based upon the average of the high and low sale prices reported on the American Stock Exchange on November 29, 1995.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                                            Page 2 of 14


PROSPECTUS


                             Chase Corporation

                     265,000 Shares of Common Stock

         This Prospectus relates to the offer and sale of up to 265,000 shares (the "Shares") of Common Stock, $0.10 par value (the "Common Stock") of
Chase Corporation ("Chase" or the "Company") by certain stockholders of the Company (the "Selling Stockholders"). The Shares may be offered and sold by the Selling Stockholders from time to time in open-market or privately-negotiated transactions and at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Selling Stockholders" and "Plan of Distribution."

         None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Company.

         The Common Stock of the Company is listed on the American Stock Exchange and on the Boston Stock Exchange. On November 29, 1995, the closing sale price of the Common Stock, as reported by the American Stock Exchange, was $4.625 per share.




THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION; NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




         No person is authorized in connection with the offering made hereby to give any information or to make any representation other than as contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus is not an offer to sell, or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.


              The date of this Prospectus is December 4, 1995

                                                                Page 3 of 14





                              TABLE OF CONTENTS

                                                                     Page

  Available Information .........................................      5

  Incorporation of Certain
   Documents By Reference .......................................      5

  The Company ...................................................      6

  Recent Developments  Relating
   to the Offering ..............................................      6


  Selling Stockholders .........................................       6

  Plan of Distribution .........................................       7

  Legality of Common Stock .....................................       7

  Experts ......................................................       7

                                                                Page 4 of 14
AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Suite 1300, 7 World Trade Center, New York, New York 10007 and Suite 1400, 500 West Madison Street, Chicago, Illinois 60661, and copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Common Stock of the Company is listed on the American Stock Exchange and on the Boston Stock Exchange. Reports and other information concerning the Company can also be inspected at the principal offices of such exchanges, respectively, at 86 Trinity Place, New York, New York 10006 and at One Boston Place -- 38th Floor, Boston, Massachusetts.



                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents heretofore filed by the Company with the Commission (File No. 1-9852) under the Exchange Act are incorporated by reference herein, except as superseded or modified herein:

         (1) The Company's annual report on Form 10-K for the year ended August 31, 1995, filed with the Commission on November 28, 1995.

         (2) The description of Common Stock contained in the Company's Registration Statement on Form 8-A, filed on October 26, 1995, including any amendment or report filed for the purpose of updating such description.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement.
Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the documents which are incorporated herein by reference, except for certain exhibits to such documents.
Requests should be directed to the executive offices of the Company, 50 Braintree Hill Park, Braintree, Massachusetts 02184, Attention: Everett Chadwick, Jr., telephone: (617) 848-2810.
                                                                 Page 5 of 14

                                  THE COMPANY

         Chase is primarily engaged in the manufacture of protective coatings and tape products, including (i) insulating and conducting materials for the manufacture of electrical and telephone wire and cable, and electrical splicing, terminating and repair tapes; (ii) protective pipe coating tapes and other protectants for valves, regulators, casings, joints, metals, concrete and wood; (iii) protectants for highway bridge deck metal surfaces; (iv) thermo-electric insulation for transformers, motors, and other electrical equipment; and (v) moisture protective coatings. Chase's principal customers include wire and cable manufacturers, public utilities, energy transport companies, state and municipal transportation authorities and original equipment manufacturers. Its products are sold world-wide.

         The Company employs an aggregate of approximately 150 people at its facilities in Massachusetts, New York, Pennsylvania, and Manitoba.

                  RECENT DEVELOPMENTS RELATING TO THE OFFERING

         On July 25, 1995, the Company purchased 1,302,693 shares of its Common Stock from Francis M. Chase, a founder of the Company and its Chairman of the Board Emeritus, pursuant to a Stock Redemption Agreement dated July 18, 1995. On July 26, 1995, the Company resold 265,000 of such shares in a private transaction, which shares are the Shares offered hereby. See
"Selling Stockholders."

                              SELLING STOCKHOLDERS

         The following table sets forth the name of each Selling Stockholder and the number of shares of Common Stock owned or controlled by each such holder.

Name of Selling        Number of Shares  Number of Shares  Number of Shares
Stockolders            Owned Prior to    Offered Hereby   to be Owned After
                                                              the Offering
Wilen Management Corp.        219,500        200,000              19,500

Cairnwood Cooperative Corp.    80,000         30,000              50,000(1)

Holly Glen Partners            42,800         12,000              30,800

Charles Fleming                10,000         10,000                   0

Irene Cohen Trust               5,000          5,000                   0

Mathers Associates              4,000          4,000                   0

Sidney & Alene Workman          7,000          4,000               3,000

         TOTAL                               265,000
_________________________________

(1)  Represents approximately 1.1% of the Company's outstanding Common
Stock.

                                                                 Page 6 of 14



                              PLAN OF DISTRIBUTION

         The Company has filed with the Commission the Registration Statement, of which this Prospectus forms a part, with respect to the resale of the Shares, from time to time, by the Selling Stockholders, in open market or privately-negotiated transactions. The Company's Common Stock is listed on the American Stock Exchange and on the Boston Stock Exchange.

         The Company plans to keep the Registration Statement effective until the earlier of (i) the date on which no Selling Stockholder holds any of the shares of Common Stock offered hereby, and (ii) the third anniversary of purchase of the Shares by the Selling Stockholders.

         The Company has been advised that the Selling Stockholders may sell the Shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). Each Selling Stockholder will be responsible for all brokerage commissions and other amounts payable with respect to any sale of Shares with respect to such Selling Stockholder and any legal, accounting or other expenses incurred.

         The Selling Stockholders and any broker-dealers who act in connection with the sale of Shares hereunder may be deemed to be "underwriters," as such term is defined in the Securities Act, and any commissions received by them or profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.


                            LEGALITY OF COMMON STOCK

         The validity of the shares of Common Stock offered hereby was passed upon for the Company by Palmer & Dodge, Boston, Massachusetts. George M. Hughes, the Clerk of the Company and a member of its Board of Directors, is a partner of Palmer & Dodge.

                                    EXPERTS

         The balance sheets of the Company as of August 31, 1994 and 1995 and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended August 31, 1995 included in Chase's Annual Report on Form 10-K for the year ended August 31, 1995 and the financial statement schedules appearing therein that have been incorporated by reference into this Prospectus have been so incorporated in reliance on the report of Livingston & Haynes, P.C., independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.
                                                                 Page 7 of 14



                                PART II


INFORMATION NOT REQUIRED IN PROSPECTUS

             Item 14.  Other Expenses of Issuance and Distribution

         The expenses to be borne by the Company in connection with this offering are as follows:

              SEC registration fee . .     $   414
              Accounting fees and expenses   1,000
              Legal fees and expenses.      10,000
              Miscellaneous expenses .       1,000

                   Total . . . . . . .     $12,414

  All of the above figures, except the SEC registration fee, are estimates. Selling Stockholders will bear the costs of their own counsel fees and may also incur fees and expenses in connection with the resale of the Common Stock offered hereby.

              Item 15.  Indemnification of Directors and Officers

  Section 67 of chapter 156B of the Massachusetts Business Corporation Law grants the Registrant the power to indemnify any director, officer, employee or agent, to whatever extent permitted by the Registrant's Articles of Organization, Bylaws or a vote adopted by the holders of a majority of the shares entitled to vote thereon, if such indemnitee acted
(a) in good faith in the reasonable belief that his action was in the best interests of the corporation or (b) to the extent that the matter for which indemnification is sought relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan. Such indemnification may include payment by the Registrant of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification under the statute.

  Article X of the Registrant's Bylaws provides that the Registrant shall, to the extent legally permissible, indemnify each person who may serve or who has served at any time as a director or officer of the corporation or of any of its subsidiaries, or who at the request of the corporation may serve or at any time has served as a director, officer or trustee of, or in a similar capacity with, another organization or an employee benefit plan, against all expenses and liabilities (including counsel fees, judgments, fines, excise taxes, penalties and amounts payable in settlements) reasonably incurred by or imposed upon such person in connection with any threatened, pending or completed action, suit or other proceeding, whether civil, criminal, administrative or investigative, in which he may become involved by reason of his serving or having served in such capacity (other than a proceeding voluntarily initiated by such person unless he is successful on the merits,



                                      II-1                    Page 8 of 14

the proceeding was authorized by the corporation or the proceeding seeks a declaratory judgment regarding his own conduct). Such indemnification shall include payment by the Registrant of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification under Article X, which undertaking may be accepted without regard to the financial ability of such person to make repayment.

  The indemnification provided for in Article X is a contract right inuring to the benefit of the directors, officers and others entitled to indemnification. In addition, the indemnification is expressly not exclusive of any other rights to which such director, officer or other person may be entitled by contract or otherwise under law, and inures to the benefit of the heirs, executors and administrators of such a person.

  Section 13(b)(1 1/2) of chapter 156B of the Massachusetts Business Corporation Law provides that a corporation may, in its Articles of Organization, eliminate the directors' personal liability to the corporation and its stockholders for monetary damages for breaches of fiduciary duty, except in circumstances involving (i) a breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unauthorized distributions and loans to insiders, and (iv) transactions from which the director derived an improper personal benefit. Article VI(e) of the Registrant's Articles of Organization provides that no director shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent that such exculpation is not permitted under the Massachusetts Business Corporation Law as in effect when such liability is determined.

                               Item 16. Exhibits

4.1 Articles of Organization of the Company. Filed as Exhibit 3 to Chase's Annual Report on Form 10-K for the year ended August 31, 1988, and incorporated herein by reference.

4.2 By-laws of the Company. Filed as Exhibit 3 to Chase's Annual Report on Form 10-K for the year ended August 31, 1988, and incorporated herein by reference.

5         Opinion of Palmer & Dodge.  Filed herewith.

23.1 Consent of Livingston & Haynes, P.C., independent certified public accountants to the Company. Filed herewith.

23.2      Consent of Palmer & Dodge (contained in Exhibit 5).

24        Power of Attorney (included on the signature page hereto).




                                      II-2                  Page 9 of 14




                             Item 17.  Undertakings
     (a)  The undersigned registrant hereby undertakes as follows:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
               (i) to include any prospectus required by section 10(a)(3) of the Securities Act;
               (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;
               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this Registration Statement;
provided, however, that no filing will be made pursuant to paragraph
(a)(1)(i) or (a)(1)(ii) if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.
  (b) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
  (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                      II-3                    Page 10 of 14

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Braintree, Commonwealth of Massachusetts, on this 30th day of November, 1995.
                           CHASE CORPORATION

                           By  /s/ Peter R. Chase
                                  President

                               POWER OF ATTORNEY

    We, the undersigned officers and directors of Chase Corporation, hereby severally constitute and appoint Everett Chadwick, Jr. and George M. Hughes, and each of them singly, our true and lawful attorneys-in-fact, with full power to them in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-3 (including any post-effective amendments thereto), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

    Signature                         Title                Date

 /s/ Edward L. Chase             Director and Principal    November 30, 1995
Edward L. Chase                  Executive Officer

 /s/ Everett Chadwick, Jr.       Principal Financial and   November 30, 1995
Everett Chadwick, Jr.            Accounting Officer

 /s/ Peter R. Chase              Director                  November 30, 1995
Peter R. Chase

 /s/ William H. Dykstra          Director                  November 30, 1995
William H. Dykstra

 /s/ George M. Hughes            Director                  November 30, 1995
George M. Hughes

 /s/ Ronald Levy                 Director                  November 30, 1995
Ronald Levy

 /s/ Ernest E. Siegfriedt, Jr.   Director                  November 30, 1995
Ernest E. Siegfriedt, Jr.




                                       II-4                      Page 11 of 14





                                   EXHIBIT INDEX

Exhibit                                                          Sequential
   No.               Description                                  Page No.


  4.1 Articles of Organization of the Company. Filed as Exhibit 3 to Chase's Annual Report on Form 10-K for the year ended August 31, 1988, and incorporated herein by reference.

  4.2   By-laws of the Company.  Filed as Exhibit 3 to
        Chase's Annual Report on Form 10-K for the year ended August 31, 1988, and incorporated herein by reference.

   5    Opinion of Palmer & Dodge.  Filed herewith.                      13

 23.1   Consent of Livingston & Haynes, P.C., independent
        certified  public accountants to the Company.
        Filed herewith.                                                  14

 23.2   Consent of Palmer & Dodge (contained in Exhibit 5).

  24    Power of Attorney (included on the signature page hereto).       11











                                          II-5                   Page 12 of 14






                                                                   EXHIBIT 5

                                  PALMER & DODGE
                                 One Beacon Street
                            Boston, Massachusetts 02108

Telephone: (617) 573-0100                           Facsimile: (617) 227-4420

                                 December 1, 1995


Chase Corporation
50 Braintree Hill Park
Braintree, Massachusetts  02184


          We are rendering this opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by Chase Corporation (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement relates to an aggregate of 265,000 shares of the Company's Common Stock, $0.10 par value (the "Shares"). We understand that the Shares are to be offered and sold in the manner described in the Registration Statement.

          We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization and issuance of the Shares. We have examined such documents as we consider necessary to render this opinion.

          Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

          We hereby consent to the use of our name under the caption "Legality of Common Stock" in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,



                                   /s/ Palmer & Dodge







                                                                 Page 13 of 14






                                                                EXHIBIT 23.1





                          INDEPENDENTS AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Chase Corporation on Form S-3 for the registration of 265,000 shares of its Common Stock, $0.10 par value, of our report dated November 15, 1995, on our audits of the financial statements of Chase Corporation as of August 31, 1995 and 1994 and for each of the three years in the period ended August 31, 1995, which reports are included in Chase Corporation's 1995 Annual Report on Form 10-K, incorporated by reference in the Prospectus, which is part of such Registration Statement, and to the reference to us under the captions "Experts" in such Prospectus.








/s/ Livingston & Haynes, P.C.
Wellesley Hills, Massachusetts
December 1, 1995





                                                                 Page 14 of 14